Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Merger

On June 15, 2020, Forte Biosciences Inc. (the “Company” or “Forte”) completed its business combination with the Delaware corporation that was previously known as “Tocagen, Inc.” In accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2020 (the “Merger Agreement”), by and among the Company, Telluride Merger Sub, Inc. (“Merger Sub”), and Tocagen, Inc.(“Tocagen”). Pursuant to the Merger Agreement, Telluride Merger Sub, Inc., a wholly-owned subsidiary of Tocagen, merged with and into Forte Subsidiary, Inc. (“Forte Sub”), with Forte Sub surviving the Merger as a wholly-owned subsidiary of Tocagen. Upon completion of the Merger, Tocagen changed its name to Forte Biosciences Inc. On June 15, 2020, in connection with, and prior to the completion of, the Merger, the Company effected a reverse stock split of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a ratio of one for fifteen (the “Reverse Stock Split”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Forte Subsidiary, which is to advance the Company’s clinical program to and develop a live biotherapeutic for the treatment of inflammatory skin diseases, particularly for pediatric atopic dermatitis patients for which there is currently a significant unmet need for safe and effective therapies.

Under the terms of the Merger Agreement, the Company issued shares of common stock to Forte Subsidiary’s stockholders at an exchange rate of 0.2108 shares of Common Stock, after taking into account the Reverse Stock Split, for each share of Tocagen’s common stock outstanding immediately prior to the Merger. The exchange rate was determined through arms-length negotiations between the Company and Tocagen. In connection with the Merger, all outstanding stock options under the Forte Subsidiary’s 2018 Equity Incentive Plan was exchanged into right to purchase a number of shares of the Company’s common stock equal to 0.2108 multiplied by the number of shares of Forte Subsidiary’s Common Stock previously represented by such options.

Immediately after the Merger, there were 10,799,611 shares of common stock outstanding, including 3,177,744 shares of common stock issued for conversion of Forte Subsidiary’s convertible preferred stock, and 3,804,817 shares of common stock issued for concurrent financing that raised gross proceeds of $19.4 million. Immediately after the Merger, the former stockholders of Tocagen owned approximately 15.3% of the fully-diluted common stock, with the Company’s stockholders, option holders and warrant holders owning, or holding rights to acquire, approximately 84.7% of the Fully-Diluted Common Stock.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Forte is considered to be acquiring Tocagen and the merger is expected to be accounted for as an asset acquisition. Forte is considered the accounting acquirer even though Tocagen will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition, Tocagen does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash and in-process research and development (“IPR&D”). As such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on March 31, 2020 and combines the historical balance sheets of Tocagen and Forte as of such date. The unaudited pro forma condensed combined statements of operations and comprehensive loss assumes that the Merger took place as of January 1, 2019 and combines the historical results of Forte and Tocagen for the year ended December 31, 2019 and the three months ended March 31, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of Tocagen and Forte have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive loss, expected to have a continuing impact on the combined company’s results.

Tocagen’s assets and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D being expensed as it has no alternative future use, and combined with the assets, liabilities and results of operations of Forte after the consummation of the merger.

The merger is expected to be accounted for as a reverse asset acquisition in accordance with U.S. GAAP. Forte will be deemed to be the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the merger: (i) Forte stockholders will own a substantial majority of the voting rights of the combined organization; (ii) Forte will designate a majority (five of six) of the initial members of the board of directors of the combined organization; and (iii) Forte’s senior management will hold all key positions in senior management of the combined organization and no employees will be retained from Tocagen. The transaction is expected to be accounted for as a reverse asset acquisition as Tocagen does not meet the definition of a business because Tocagen does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash and IPR&D. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of Forte issuing stock to acquire the net assets of Tocagen, (ii) the net assets of Tocagen will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of Forte and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of Tocagen.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in exchange ratio contingent upon the amount of cash used for Tocagen’s operations, changes in the fair value of Tocagen common stock and other changes in Tocagen’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Tocagen and Forte been a combined company during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Tocagen and Forte, and their respective management’s discussion and analysis of financial condition and results of operations included in Form S-4/A filed with the Securities and Exchange Commission (“SEC”) by Tocagen (now known as “Forte Biosciences Inc.”) on May 13, 2020. Tocagen’s audited statements of operations and comprehensive loss for the year ended December 31, 2019 is derived from Tocagen’s Annual Report on Form 10-K for the year ended December 31, 2019, and unaudited financial statements for the three months ended March 31, 2020 are derived from Tocagen’ Quarterly Report on Form 10-Q.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Tocagen may materially vary from those of Forte. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Tocagen’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Tocagen’s results of operations or reclassification of assets or liabilities to conform to Forte’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Concurrent Financing

Concurrent with the Merger, certain new investors entered into an Investment and Subscription Agreement to purchase shares of Forte Subsidiary’s common stock and warrants to purchase Forte’s common stock in private financings prior to consummation of the Merger for gross proceeds of approximately $19.4 million, referred to as the Concurrent Financing. In addition, all of the outstanding Series A convertible preferred stock of Forte Subsidiary are converted into Forte’s common stock on a one-for-one basis immediately prior to the Merger.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2020

(in thousands)

	March 31, 2020
	Tocagen Inc.	Forte Bioscience	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$14,232	$4,119	$19,435	A	$37,786
			(4,981)	F	$(4,981)
Prepaid expenses and other current assets	277	800	—		1,077

Total current assets	14,509	4,919	14,454		33,882
Property and equipment, net	694	137	(622)	I	209
Operating lease right-of-use asset	3,429	—	(3,429)	I	—
Other assets	0	43	—		43

Total assets	$18,632	$5,099	$10,403		$34,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,627	$668	$—		$2,295
Accrued liabilities	6,030	688	3,027	B	8,226
			(2,628)	C
			43	A
			(434)	I
			1,500	I
Notes payable, current portion	4,981	—	(4,981)	F	—

Total current liabilities	12,638	1,356	(3,473)		10,521
Operating lease liability, net of current portion	3,912	—	(3,912)	I	—

Total liabilities	16,550	1,356	(7,385)		10,521
Series A Convertible Preferred Stock	—	10,515	(10,515)	D	—
Stockholders’ equity					0
Common Stock	23	1	(13)	E	11
Additional paid-in capital	291,739	247	(229,670)	H	62,316
Accumulated deficit	(289,680)	(7,020)	257,986	G	(38,714)

Total stockholders’ equity (deficit)	2,082	(6,772)	28,303		23,613

Total liabilities, convertible preferred and stockholders’ equity (deficit)	$18,632	$5,099	$10,403		$34,134

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2020 and For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Three Months Ended March 31, 2020
	Tocagen Inc.	Forte Bioscience	Pro Forma Adjustments	Note	Pro Forma Combined
	(in thousands, except share and per share data)
Statements of Operations Data
License revenue	$—	$—	$—		$—

Operating expenses:
Research and development	3,141	1,354	—		4,495
General and administrative	5,556	1,316	(1,304)	L	5,568

Total operating expenses	8,697	2,670	(1,304)		10,063

Loss from operations	(8,697)	(2,670)	1,304		(10,063)
Other income (expense), net:
Interest income	58	—	—		58
Interest expense	(756)	—	756	M	—
Loss on disposal of assets	(885)	—	885	N	—
Other Expense	—	(22)	—		(22)

Loss before income taxes	(10,280)	(2,692)	2,945		(10,027)
Income tax expense	—	—	—		—

Net loss	$(10,280)	$(2,692)	$2,945		$(10,027)

Other comprehensive income (loss):
Net unrealized gain (loss) on investments	(10)	—	—		(10)

Comprehensive loss	$(10,290)	$(2,692)	$2,955		$(10,017)

Net loss per common share, basic and diluted	$(6.46)	$(1.27)			$(0.93)

Weighted-average number of common shares outstanding, basic and diluted	1,593,526	2,115,216	7,070,942	J	10,779,684

	Year Ended December 31, 2019
	Tocagen Inc.	Forte Bioscience	Pro Forma Adjustments	Note	Pro Forma Combined
	(in thousands, except share and per share data)
Statements of Operations Data
License revenue	$36	$—	$—		$36

Operating expenses:
Research and development	45,299	2,684	—		47,983
General and administrative	16,248	1,380	(250)	L	17,378

Total operating expenses	61,547	4,064	(250)		65,361

Loss from operations	(61,511)	(4,064)	250		(65,325)
Other income (expense), net:
Interest income	1,564	3	—		1,567
Interest expense	(3,820)	—	3,820	M	—
Loss on disposal of assets	(1,187)	—	—		(1,187)
Gain on lease modification	1,439	—	—		1,439
Other Expense	—	(7)	—		(7)

Loss before income taxes	(63,515)	(4,068)	4,070		(63,513)
Income tax expense	1	—	—		1

Net loss	$(63,516)	$(4,068)	$4,070		$(63,514)

Other comprehensive income (loss):
Net unrealized gain (loss) on investments	33	—	—		33

Comprehensive loss	$(63,483)	$(4,068)	$4,070		$(63,481)

Net loss per common share, basic and diluted	$(40.30)	$(1.93)			$(5.90)

Weighted-average number of common shares outstanding, basic and diluted	1,575,361	2,108,267	7,070,942	K	10,754,570

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.     Description of the Merger

Description of the Merger

On February 19, 2020, Tocagen, Inc. (“Tocagen”), a Delaware corporation, Telluride Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Tocagen (“Merger Sub”), and Forte Biosciences, Inc. (“Forte”), a Delaware corporation, focused on developing novel therapies for the treatment of inflammatory skin diseases, entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the merger among Tocagen, Merger Sub and Forte, which was closed on June 15, 2020. Pursuant to the Merger Agreement, Merger Sub merged with and into Forte, with Forte surviving as a wholly owned subsidiary of Tocagen. This Merger is referred to as the “Merger.” Pursuant to the Merger Agreement, Tocagen acquired all of the outstanding shares of Forte in exchange for newly-issued shares of Tocagen in an all-stock Merger. The exchange is intended to constitute a Merger qualifying for federal income tax purposes as a tax-free exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended. In connection with the Merger, Forte became a wholly-owned subsidiary of Tocagen and the name of Tocagen was changed from “Tocagen Inc.” to “Forte Biosciences, Inc.”

Concurrent with the Merger, Forte issued shares of its common stock and warrants to purchase Forte’s common stock in private financings immediately prior to consummation of the Merger for gross proceeds of $19.4 million referred to as the Concurrent Financing. In addition, all of Forte’s outstanding Series A convertible preferred stock of Forte were converted into Forte’s common stock on a one-for-one basis immediately prior to the Merger.

Under the exchange ratio provided in the Merger Agreement, as of and immediately after the merger and assuming no additional adjustments for Tocagen’s net cash balance (as described below) or for the purchase price in Forte’s Concurrent Financing, all as provided for in the Merger Agreement, at the closing of the Merger, the Forte security holders owned approximately 84.7% of the aggregate number of shares of the combined company’s common stock issued and outstanding, or the Post-Closing Shares, and the stockholders of Tocagen owned approximately 15.3% of the aggregate number of Post-Closing Shares, as of the closing of the Merger.

Per the Merger Agreement, the purchase consideration will be adjusted dollar-for-dollar by the amount of Tocagen’s net cash amount that is less than $7.5 million or greater than $10.0 million. The pro forma financial statements reflect management’s estimates of the fair value of Tocagen’s net assets that will be contributed to Forte as part of the Merger and assume Tocagen has a net cash balance of $1.1 million as of Closing. However, the actual purchase consideration will be adjusted based on the net cash calculation prior to Closing and the Exchange Ratio as described above and that difference could be material. As such, the estimated purchase consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual purchase consideration will be when the Merger is completed.

In connection with the Merger, Tocagen’s stockholders approved the issuance of shares to the Forte security holders, and the amendment of Tocagen’s certificate of incorporation to effect a reverse split of its shares and to change its name to Forte Biosciences, Inc. The unaudited pro forma condensed combined financial information presented herein does not give effect to the proposed reverse stock split of Tocagen’s common stock.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2019 and three months ended March 31, 2020, give effect to the merger as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives effect to the merger as if it had been consummated on March 31, 2020. Based on Forte’s preliminary review of Forte’s and Tocagen’s summary of significant accounting policies and preliminary discussions between management teams of Forte and Tocagen, the nature and amount of any adjustments to the historical financial statements of Tocagen to conform its accounting policies to those of Forte are not expected to be material. Upon completion of the merger, further review of Tocagen’s accounting policies may result in additional revisions to Tocagen’s accounting policies and classifications to conform to those of Forte.

The unaudited pro forma condensed combined financial information has been prepared with the expectation that the merger will be treated as an asset acquisition, with Forte treated as the accounting acquirer. Since Tocagen is the legal acquirer, the merger will be accounted for as a reverse asset acquisition. To determine the accounting for this transaction under U. S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. Substantially all of the fair value is included in IPR&D and no substantive processes are being acquired. As such, the merger is expected to be treated as an asset acquisition. Asset acquisitions are to be accounted for by allocating costs, including transaction costs, of the acquisition to the acquired assets based on their relative fair value basis. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Forte estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the combined company. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued liabilities. In addition, the unaudited pro forma condensed combined statements of operations and comprehensive loss do not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred or expected to be incurred by Forte or Tocagen pursuant to provisions contained in the Merger Agreement, as those costs are not considered part of the purchase price.

Forte and Tocagen expect to incur significant costs associated with integrating the operations of Forte and Tocagen after the merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual values as of the closing date of the Merger. Furthermore, final assets and liabilities of Tocagen will change from the estimates included herein due to Tocagen’s ongoing business operations from now through the closing of the Merger. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3.    Preliminary Estimate of Consideration Expected to be Transferred

For accounting purposes, Forte has been determined (i) to be the accounting acquirer based upon the terms of the Merger and other factors including: (x) Forte’s security holders are expected to own 84.7% of the company immediately following the closing of the Merger, (y) Forte directors will hold a majority of the board seats in the company, and (z) Forte management will hold all key positions of the combined company, and (ii) that the Merger will be accounted for as a reverse asset acquisition of Tocagen by Forte because on the Merger date, the primary pre-combination assets of Tocagen are expected to be cash and IPR&D assets.

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $33.0 million, including estimated transaction costs incurred by Forte. In accordance with GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the merger at the then-current market price per share of Tocagen. The estimated purchase price consideration for Tocagen is approximately $33.0 million, solely to the extent that Tocagen’s net cash at closing is $1.1 million. For purposes of these pro forma financial statements, this estimated purchase price consideration consists of the following:

Number of shares of the combined organization to be owned by Tocagen stockholders (1)	1,683,051
Multiplied by the assumed price per share of Tocagen common stock (2)	$18.90

Estimated fair value of shares of combined organization to be owned by Tocagen stockholders.	$31,809,496
Estimated transaction costs	$1,172,347

Estimated purchase price	$32,981,843

(1)

Reflects the number of outstanding common shares of the combined organization to be owned by Tocagen stockholders based on 1,594,670 share of Tocagen’s total outstanding common stock immediately before the Merger, 61,406 restricted stock awards and 26,975 in-the-money Tocagen options, each as adjusted for the Reverse Stock Split;

(2)	Reflects the assumed price per share of Tocagen common stock, which is the closing trading price of Tocagen common stock on June 15, 2020 of $18.90 per share, as adjusted for Reverse Stock Split.

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired as follows (in thousands):

Historical net assets of Tocagen as of March 31, 2020		$2,082
Less:
Reduction of cash for repayment of Tocagen’s note payable (F, Note 5)	(4,981)
Increase of liabilities for Merger related expenses (B, Note 5)	(1,856)
Reversal of liabilities for Merger related severance expenses (C, Note 5)	2,628
Increase of liabilities for lease termination and related fixed assets write off	(1,204)
Reduction of note payable due to repayment (F, Note 5)	4,981

Pro forma net assets of Tocagen as of March 31, 2020		$1,650
In-process research and development(i)		31,332

Total estimated purchase price		$32,982

(i)

IPR&D represents the research and development assets of Tocagen which were in-process, but not yet completed, and which Forte has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

4. Shares of Tocagen Common Stock Issued to Forte Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding shares of Forte convertible preferred stock are expected to be converted into Forte common stock, which will be exchanged for shares of Tocagen common stock as described above. The number of shares of common stock Tocagen will issue to Forte securityholders, for purposes of these pro forma condensed combined financial statements as of March 31, 2020, is calculated pursuant to the terms of the Merger Agreement, using an exchange ratio that assumes Tocagen has net cash of $1.1 million as of Closing, assuming the conversion of the existing convertible preferred stock into Forte common stock and the consummation of the concurrent financings all had occurred on March 31, 2020, as follows:

Outstanding shares of Tocagen as of June 15, 2020, including assumed equity awards	1,656,076
Divided by the assumed Tocagen ownership percentage of combined organization	15.3%

Estimated fully-diluted adjusted total shares of common stock of combined organization	10,799,611
Less: outstanding shares of Tocagen, including assumed equity awards shares of Tocagen	1,656,076

Total fully-diluted shares of combined organization to be allocated to Forte security holders	9,143,535

5. Pro forma adjustments

The historical financial statements of Tocagen, which are contained in Tocagen’s annual report on Form 10-K for the year ended December 31, 2019 that Tocagen previously filed with the SEC and that are incorporated by reference into the Form S-4/A (the “Form S-4/A”) filed with the SEC by Tocagen (now known as “Forte Biosciences Inc.”) on May 13, 2020, and in Tocagen’s quarterly report on Form 10-Q for the three months ended March 31, 2020, as well as the historical financial statements of Forte for the year ended December 31, 2019 that Tocagen filed in the Form S-4/A, and for the three months ended March 31, 2020 have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the combined results. The historical financial statements of Forte shall become the historical financial statements of the combined organization.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

A.

Adjustments to reflect an estimated $19.4 million in proceeds from the sale of common stock and warrants to be raised by Forte as Concurrent Financings prior to consummation of the Merger. Estimated cost of offering of $43 thousand is recorded as accrued liabilities.

B.

To accrue on the unaudited pro forma condensed combined balance sheet for estimated net Merger costs directly attributable to the Merger. The $3.0 million in Merger costs includes the following costs to be incurred by Tocagen: $1.2 million for investment banking services, $1.1 million in insurance costs, and $0.8 million in legal, accounting and other expenses; and the following are Merger costs to be incurred by Forte: $1.1 million in legal, accounting and other expenses, offset by $1.0 million accrued compensation costs that would be avoided as a result of the Merger. These amounts impact the balance sheet only as those amounts are not expected to have a continuing effect on the operating results of the combined company.

C.	To reflect the reversal of accrued liabilities of approximately $2.6 million associated with severance obligations payable to Tocagen’s officers and employees.

D.	To reflect the exchange of Forte convertible preferred stock for Forte common stock.

E.

To reflect the change in common stock par value due to exchange of Tocagen common stock for Forte’s common stock upon closing of the Merger (in thousands, except for number of shares and exchange ratio).

Total number of shares held by Forte stockholders post Merger, as adjusted for the exchange ratio and Reverse Stock Split	9,143,535
Total number of shares held by Tocagen stockholder post Merger, as adjusted for Reverse Stock Split	1,656,076

Total number of outstanding common stock of combined company	10,799,611
Tocagen common stock par value	$0.001
Par value of combined company outstanding common stock	$11
Less: Par value of Tocagen common stock as of March 31, 2020	$23
Less: Par value of Forte common stock as of March 31, 2020	$1
Pro Forma Adjustment	$(13)

F.	To record anticipated repayment of Tocagen’s note payable along with final payment totaling $5.0 million upon closing of the Merger.

G.	To record the following adjustments to accumulated deficit (in thousands):

Elimination of Tocagen’s historical accumulated deficit as of March 31, 2020	$289,680
To record the impact of expensed IPR&D acquired from Tocagen	(31,332)
To record pre-combination compensation costs of Tocagen equity awards that vest upon the Merger	(363)

$257,985

H.	To record the following adjustments to additional paid-in-capital (in thousands):

Elimination of Tocagen’s historical APIC	$(291,739)
To record proceeds raised from concurrent financing (A), net of par value of $4 and offering cost of $43	19,388
To record conversion of Forte preferred stock into common stock (D), less par value of $3	10,511
To record pre-combination compensation costs of Tocagen equity awards that vest upon the merger	363
To record capitalization of fair value of the estimated number of shares of the combined company to be owned by Tocagen stockholders, less par value of $3	31,807

$(229,670)

I.

To derecognize operating lease liability and related right of use assets, $1.5 million of early termination fee and $0.6 million of fixed assets impairment related to exiting the office lease prior to the original lease termination date.

J.	Reflects the pro forma weighted average shares outstanding including the issuance of common shares to finance the Merger, as adjusted for exchange ratio and the Reverse Stock Split.

Three Months Ended March 31, 2020
Historical Forte weighted-average shares of common stock outstanding	2,115,216
Historical Forte convertible preferred stock outstanding	3,177,744
Forte common shares issued in concurrent financing	3,804,817

Total	9,097,777
Historical Tocagen weighted-average shares of common stock outstanding	1,593,526
Number of assumed Tocagen share based awards	88,361

Total weighted-average shares outstanding	10,779,684

K	Reflects the pro forma weighted average shares outstanding including the issuance of common shares to finance the Merger, as adjusted for exchange ratio and the Reverse Stock Split.

Year Ended December 31, 2019
Historical Forte weighted-average shares of common stock outstanding	2,108,267
Historical Forte convertible preferred stock outstanding	3,177,744
Forte common shares issued in concurrent financing	3,804,817

Total	9,090,828
Historical Tocagen weighted-average shares of common stock outstanding	1,575,361
Number of assumed Tocagen share based awards	88,381

Total weighted-average shares outstanding	10,754,570

L.	Reflects adjustment for Merger costs recorded in historical period that will not have a continuing impact on the pro forma income statement.

M.	To reflect the reversal of interest expense incurred on Tocagen’s note payable which is expected to be repaid upon closing of the Merger.

N.	To reflect the reversal of fixed assets impairment recorded in historical period that will not have a continuing impact on the pro forma income statement.